Exhibit 99.1

PRESS RELEASE

Blackbaud to Repurchase 7% to 10% of Outstanding Shares
Under $500 Million Stock Repurchase Program
Initiates $200 Million Accelerated Share Repurchase Plan

Charleston, S.C. (March 4, 2024) — Blackbaud (NASDAQ: BLKB), the leading provider of software for powering social impact, today announced that it intends to repurchase 7% to 10% of the Company’s common stock through the end of 2024. The repurchases will be made through a combination of accelerated share repurchase plans, block trades, and open market purchases as part of the Company’s previously announced $500 million share repurchase authorization.

Consistent with this commitment, the Company has entered into an Accelerated Share Repurchase (“ASR”) agreement with Bank of America, N.A., to repurchase $200 million of the Company’s common stock. Since December 2023, the Company has repurchased approximately $77 million of Blackbaud common stock, excluding the ASR announced today. Of this $77 million, $41 million was repurchased prior to the expansion and replenishment of the board authorization on January 17th, with the remaining $36 million counting against the current $500 million authorization.
“Our 5-point operating plan is driving meaningful improvements in our operating and financial results and fueling significant free cash flow. The execution on our increased share repurchase authorization reflects our confidence in Blackbaud and upside value creation ahead. We believe our stock is undervalued and does not represent Blackbaud’s significant market opportunities. We are excited about Blackbaud’s long-term growth prospects and committed to enhancing shareholder value,” said Mike Gianoni, president, CEO and vice chairman of the board, Blackbaud.
The ASR and subsequent repurchases under the $500 million stock repurchase authorization will be funded through cash on hand, operating cash flow, and to the extent needed, borrowings under the Company’s existing credit facility.
In connection with the Company’s participation at investor conferences on March 4 and 5, presentation materials have been posted to Blackbaud's investor webpage and filed as a Form 8-K with the Securities and Exchange Commission. The associated webcasts can also be accessed on the investor relations section of Blackbaud’s website.
About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading software provider exclusively dedicated to powering social impact. Serving the nonprofit and education sectors, companies committed to social responsibility and individual change makers, Blackbaud’s essential software is built to accelerate impact in fundraising, nonprofit financial management, digital giving, grantmaking, corporate social responsibility and education management. With millions of users and over $100 billion raised, granted or managed through Blackbaud platforms every year, Blackbaud’s solutions are unleashing the potential of the people and organizations who change the world. Blackbaud has been named to Newsweek’s list of America’s Most Responsible Companies, Quartz’s list of Best Companies for Remote Workers, and Forbes’ list of America’s Best Employers. A remote-first company, Blackbaud has operations in the United States, Australia, Canada, Costa Rica and the United Kingdom, supporting users in 100+ countries. Learn more at www.blackbaud.com or follow us on X/Twitter, LinkedIn, Instagram and Facebook.

PRESS RELEASE
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Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; risks related to the implementation and ultimate success of our stock repurchase program; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.